Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of HBT Financial, Inc. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 14, 2020

FRED L. DRAKE

/s/ Fred L. Drake

HEARTLAND BANCORP, INC. VOTING TRUST U/A/D 5/4/2016

By:	/s/ Fred L. Drake
Name:	Fred L. Drake
Title:	Trustee

ALLEN C. DRAKE

/s/ Allen C. Drake